Exhibit 10.77

Addendum #7 To The Lease Dated on or about July 1, 2011 By and Between Condiotti Enterprises, Inc. ("Lessor") And Ultragenyx Pharmaceutical Inc. ("Lessee")

On or about July 1, 2011 Lessor and Lessee entered into a lease and Addendum 1 for approximately 19,916 square feet, comprising the entire second floor of the Premises located at 60 Leveroni Court, Novato, California. Subsequent to the execution of that Lease, the parties have executed Addenda two through six (together, the "Lease"), which, in addition to such other terms and conditions agreed to facilitate operation of the Lease and the subject changes, have extended the term of the Lease to December 31, 2024 and expanded the space to include all of the Premises at 60 Leveroni Court (approximately 43,517 sf) and all of the Premises at 52 Leveroni Court (approximately 20,343 sf) and the first floor of the Premises located at 68 Leveroni Court (approximately 10,408 sf), bringing the total square footage subject to the Lease and Addenda to approximately 74,268 square feet.

Now, therefore, the parties do wish to amend the Lease further as follows:

112.
The parties agree to extend the Term of the Lease to expire on December 31, 2026.
113.
Upon execution of this Addendum #7, Tenant will vacate and surrender the Premises at 68 Leveroni Court and terminate its obligations under the Lease with respect to 68 Leveroni Court. Tenant shall ensure that upon execution of this Addendum, it will surrender of the Premises at 68 Leveroni Court to Landlord as required; specifically broom clean condition, removal of cabling, removal of telephone and internet wiring, removal of security equipment and wiring and removal of all personal property.
114.
Tenant acknowledges and agrees that it accepts the retained Premises at 52 Leveroni Court and 60 Leveroni Court “AS-IS,” subject to the water leaks and HVAC units as notified by Tenant to Landlord in emails dated January 26, 2024, July 3, 2024, and July 31, 2024.
115.
Base Monthly Rent for the remaining Premises at 52 and 60 Leveroni Court (approx. 63,860 sf) for the period January 1, 2025 through December 31, 2025 shall be at $102,176.00, and for the period of January 1, 2026 through December 31, 2026 shall be at $105,369.00.
116.
Section 110 of Addendum 6 is hereby deleted.
117.
Upon the expiration or early termination of the Lease, Tenant shall return the 52 and 60 Leveroni Court spaces in broom clean condition, with the removal of cabling, removal of telephone and internet wiring, removal of security equipment and wiring, and removal of personal property.
118.
Once the space at 68 Leveroni Court has been vacated by the Tenant, Section 45 of Addendum 1 shall be amended to include a Letter of Credit in the amount of $105,369.00 which shall remain in effect until both spaces at 52 and 60 Leveroni Court have been vacated by the Tenant. All other provisions of Section 45 of Addendum 1 shall remain in full force and effect.
119.
Each party to this Addendum #7 represents and agrees that commissions or fees of any kind incurred in relation to or as a result of this Addendum #7 shall be borne by the party incurring it.
120.
Except as expressly modified by this Addendum #7 the Lease shall remain in full force and effect.

Agreed to this 22nd day of November, 2024.

Lessee

Approved and Executed By:

/s/ Emil Kakkis

Name: Title:

Emil Kakkis

Chief Executive Officer

Ultragenyx Pharmaceutical Inc.

Lessor

/s/ Jan Warz

Jan Warz, COO

Condiotti Enterprises, Inc.